SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            Form N-8A

                  NOTIFICATION OF REGISTRATION
              FILED PURSUANT TO SECTION 8(A) OF THE
                 INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

     ENERGY INCOME AND GROWTH FUND

Address of Principal Business Office (No. & Street, City, State, Zip Code):

     1001 Warrenville Road, Suite 300, Lisle, Illinois  60532

Telephone Number (including area code):

     (630) 241-4141

Name and Address of agent for service of process:

     W. Scott Jardine
     First Trust Portfolios L.P.
     1001 Warrenville Road, Suite 300
     Lisle, Illinois  60532

Check appropriate box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
     Yes [X]    No [ ]


                        _________________


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Pursuant  to  the requirements of the Investment Company  Act  of
1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Lisle and State of Illinois on the 1st day of April, 2004.


                                ENERGY INCOME AND GROWTH FUND
                                    (Name of Registrant)



                                By: /s/ James A. Bowen
                                -------------------------------------------
                                James A. Bowen, President and Sole Trustee


Attest:  /s/ W. Scott Jardine
------------------------------
         W. Scott Jardine
         Secretary